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                                                                    EXHIBIT 3.13


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                       MOUNT CRANMORE SKI RESORT COMPANY,
            (Name to be amended to MOUNT CRANMORE SKI RESORT, INC.)
                             a Delaware corporation

                 MOUNT CRANMORE SKI RESORT COMPANY, a corporation organized and existing under the laws of the State of Delaware, hereby certifies that the date of filing its original Certificate of Incorporation with the Secretary of State was September 25, 1996. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware prior to receipt of payment for stock.

                 FIRST. The name of the corporation is MOUNT CRANMORE SKI RESORT, INC. (hereinafter, the "Corporation").

                 SECOND. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                 THIRD. The nature of the business of or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

                 FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $.01 per share.

                 FIFTH. The Board of Directors is authorized to make, alter or repeal the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

                 SIXTH. The name and mailing address of the sole incorporator is:

                 Name                                    Mailing Address
                 ----                                    ---------------

             Oscar A. David                              Winston & Strawn
                                                         35 West Wacker Drive
                                                         Chicago, IL  60601

                 SEVENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any repeal or modification of the first sentence of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.
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                 EIGHTH.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the General Corporation Law, and all rights conferred upon stockholders herein are granted subject to this reservation.

                 IN WITNESS WHEREOF, the undersigned has executed this Certificate this 2nd day of October, 1996.


                                             /s/ Oscar A. David
                                             ----------------------------------
                                             Oscar A. David
                                             Sole Incorporator